Exhibit 99.1

Company Contact:

Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113

ir@discoverypartners.com

FOR IMMEDIATE RELEASE

Discovery Partners International, Inc. announces the sale of its Discovery Systems business to Nexus Biosystems, Inc.

San Diego, CA – October 14, 2005 – Discovery Partners International, Inc. (NASDAQ: DPII) announced today the sale of certain assets related to its legacy Discovery Systems business to Nexus Biosystems, Inc. of Poway, California, a new company headed by Chief Executive Officer, John Lillig, who, prior to this transaction, was the Chief Technology Officer for Discovery Partners.  Under the terms of the agreement, Nexus Biosystems has acquired the IRORI® chemical synthesis systems business, the Crystal Farm® automated protein crystallization business, and the Universal Store™ compound storage systems business. All of Discovery Partners’ employees associated with the transferred businesses are now employed by Nexus Biosystems. Discovery Partners will retain royalty free access to the transferred technologies as required to perform services or collaborations with its integrated drug discovery platform. The Company anticipates that it will record a gain on disposal of the net assets in the fourth quarter.

“ We are pleased to have found in Nexus Biosystems a company that will continue to support our customer base and support the development of these product lines with new capital” said Riccardo Pigliucci, Chairman and CEO of Discovery Partners.  “At the same time, by divesting our Discovery Systems business, we will be better positioned to focus on our core business. Over the past several months, Discovery Partners has increased its emphasis on value added integrated drug discovery collaborations and this action will allow us to increase our investment in this direction.”

“Nexus Biosystems is very pleased to be acquiring the entire Discovery Systems product development, manufacturing, sales and management team and associated assets and intellectual property from Discovery Partners,” commented John Lillig, Nexus Biosystems CEO.  “This will make the transition to Nexus Biosystems very smooth and attractive for our highly valued worldwide following of customers.”

Further details concerning this transaction are more fully described in Discovery Partners’ report on Form 8-K as filed today with the Securities and Exchange Commission.

About Discovery Partners International, Inc.

Discovery Partners offers integrated services and drug discovery collaborations, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization. Discovery Partners has actively contributed to dozens of drug discovery collaborations. Discovery Partners is headquartered in San Diego, California and has operations in the United States and Europe.

About Nexus Biosystems

Nexus Biosystems, based in Poway, California, is a developer and provider of enabling technologies and automation systems for pharmaceutical, biotech, agrochemical and academic research centers worldwide.  Nexus Biosystems current offerings include the IRORI® line of chemical synthesis technologies, the Crystal Farm® line of automated protein crystallization products, and the recently introduced Universal Store™ family of high capacity, high speed, next generation automated sample storage and retrieval systems.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’(the Company) actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, research and development efforts and business environment, including whether the Company’s relationships with Pfizer and the National Institutes of Health continue through and beyond their contractual terms, the mix and timing of revenue from sales of products and services, the ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the level of expenditures necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, the ability to successfully commercialize the uARCS technology, the ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.